EXHIBIT B-1









                            ASSET TRANSFER AGREEMENT

                                      AMONG

                     UNION ELECTRIC COMPANY D/B/A AMEREN UE,

            CENTRAL ILLINOIS PUBLIC SERVICE COMPANY D/B/A AMEREN CIPS

                                       AND

                               AMEREN CORPORATION


                           DATED AS OF         , 2004


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                                TABLE OF CONTENTS


                                                                           Page

ARTICLE I.   TRANSFER OF ASSETS................................................2
    1.1 Identification of Assets...............................................2
        (a)  Inventory.........................................................2
        (b)  Fixed Assets......................................................2
        (c)  Real Property.....................................................2
        (d)  Leased Property...................................................2
        (e)  Intellectual Property Rights......................................2
        (f)  Business Records..................................................2
        (g)  Contracts.........................................................3
        (h)  Permits...........................................................3
        (i)  Insurance.........................................................3
        (j)  Rolling Stock and Vehicles........................................3
        (k)  Petty Cash........................................................3
        (l)  Accounts Receivable...............................................3
        (m)  Uncollectible Accounts............................................3
        (n)  Accrued Revenues..................................................3
        (o)  Environmental Cleanup.............................................3
        (p)  Customer Deposits.................................................3
        (q)  Miscellaneous.....................................................3
    1.2 Dividend and Transfer of Assets........................................4
    1.3 Contribution of Assets.................................................4
    1.4 Retained Assets........................................................4
        (a)  Designated Assets.................................................4
        (b)  Non-Assigned Contracts............................................4
        (c)  Employee Plan Assets..............................................5
        (d)  Corporate Records.................................................5
        (e)  This Agreement....................................................5
        (f)  Third Party Actions...............................................5
        (g)  Subsidiaries......................................................5
        (h)  Cash and Cash Equivalents.........................................5
        (i)  Discontinued Operations...........................................5
        (j)  Miscellaneous.....................................................5
    1.5 Assignability and Consents.............................................5
        (a)  Required Consents.................................................5
        (b)  Nonassignable Items...............................................6

ARTICLE II.  LIABILITIES.......................................................6
    2.1 Assumption of Liabilities..............................................6
        (a)  Balance Sheet.....................................................6
        (b)  Trade Payables....................................................6
        (c)  Contracts.........................................................7
        (d)  Liabilities and Obligations.......................................7


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        (e)   Litigation.......................................................7
        (f)   Environmental Liabilities........................................7
        (g)   Accounts Payable.................................................7
        (h)   Accrued Payroll..................................................7
        (i)   Vacation Liability...............................................7
        (j)   Customer Liabilities.............................................8
        (k)   Taxes............................................................8
    2.2 Retained Liabilities...................................................8
        (a)   Pre-Closing......................................................8
        (b)   Liabilities Relating to the Transfer of Acquired Assets..........8
        (c)   Employee-Related Liabilities.....................................8
        (d)   Litigation.......................................................9
        (e)   Product, Environmental and Safety Liability......................9
        (f)   Taxes............................................................9
        (g)   Liabilities Relating to Retained Assets..........................9

ARTICLE III. TRANSFER AND EXCHANGE............................................10
    3.1 Payment...............................................................10
    3.2 Prorations............................................................10

ARTICLE IV.   CLOSING.........................................................10
    4.1  General..............................................................10
    4.2  Documents to be Delivered by Transferor..............................10
    4.3  Documents to be Delivered by Transferee..............................11
    4.4  Documents to be Delivered by Parent..................................12
    4.5  Documents to be Delivered by Transferee and Transferor...............13
    4.6  Post Closing.........................................................13

ARTICLE V.    REPRESENTATIONS AND WARRANTIES..................................13
    5.1 Representations and Warranties of Transferor..........................13
        (a)   Organization and Standing; Power and Authority..................13
        (b)   Conflicts; Defaults.............................................14
        (c)   Acquired Assets; Title to the Acquired Assets...................14
        (d)   Contracts.......................................................15
        (e)   Environmental and Safety Compliance.............................15
        (f)   Approvals.......................................................17
        (g)   Real Property...................................................17
        (h)   Lease Agreements................................................18
    5.2 Representations and Warranties of Transferee..........................18
        (a)   Organization and Standing; Corporate Power and Authority........18
        (b)   Conflicts; Defaults.............................................19
    5.3 Representations and Warranties of Parent..............................19
        (a)   Organization and Standing; Power and Authority..................19
        (b)   Conflicts; Defaults.............................................19
        (c)   Dividend Assets; Title to the Dividend Assets...................20
        (d)   Approvals.......................................................20


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ARTICLE VI.   CONDITIONS TO CLOSING..........................................20
     6.1 Conditions to Transferee's Obligations..............................20
         (a)   Representations and Warranties................................20
         (b)   Covenants.....................................................20
         (c)   Consents......................................................20
         (d)   No Proceeding or Litigation...................................20
         (e)   Certificate of Transferor and Parent..........................21
         (f)   Certificate; Documents........................................21
     6.2 Conditions to Transferor's Obligations..............................21
         (a)   Representations and Warranties................................21
         (b)   Covenants.....................................................21
         (c)   Consents......................................................21
         (d)   No Proceeding or Litigation...................................21
         (e)   Certificate of Transferee and Parent..........................21
         (f)   Certificates; Documents.......................................21
     6.3 Conditions to Parent's Obligations..................................21
         (a)   Representations and Warranties................................21
         (b)   Covenants.....................................................22
         (c)   Consents......................................................22
         (d)   No Proceeding or Litigation...................................22
         (e)   Certificate of Transferee and Transferor......................22
         (f)   Certificates; Documents.......................................22

ARTICLE VII. COVENANTS OF TRANSFEROR.........................................22
     7.1   Conduct of Business...............................................22

ARTICLE VIII. COVENANTS OF TRANSFEREE........................................22
     8.1   Maintenance of, and Access to, Records............................22
     8.2   Closing...........................................................23

ARTICLE IX.  CERTAIN ADDITIONAL COVENANTS....................................23
     9.1   Expenses; Transfer Taxes..........................................23
     9.2   Bulk Transfer Laws................................................23
     9.3   Regulatory Approvals..............................................23
     9.4   Employee Matters..................................................23

ARTICLE X.   TERMINATION......................................................24
     10.1 Termination.........................................................24
         (a)   Mutual Consent.................................................24
         (b)   Court Order....................................................24
         (c)   Transferee's Conditions........................................24
         (d)   Transferor's Conditions........................................24
         (e)   Parent's Conditions............................................24
     10.2 Effect of Termination...............................................24

ARTICLE XI.  INDEMNIFICATION................................................. 24
     11.1 Indemnification by Transferee.......................................24


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         (a)   General........................................................24
         (b)   Environmental Indemnification..................................25
     11.2 Indemnification by Transferor.......................................25
         (a)   General........................................................25
         (b)   Environmental Indemnification..................................25
        11.3 Notice of Claim; Right to Participate in and Defend
               Third Party Claim..............................................25
        11.4 Time Limitations on Claims for Indemnification...................26

ARTICLE XII.  MISCELLANEOUS...................................................27
     12.1  Amendments.........................................................27
     12.2  Entire Agreement...................................................27
     12.3  Governing Law......................................................27
     12.4  Notices............................................................27
     12.5  Counterparts.......................................................28
     12.6  Assignment.........................................................29
     12.7  Waivers............................................................29
     12.8  Third Parties......................................................29
     12.9  Schedules, Addenda and Exhibits....................................29
     12.10 Headings...........................................................29
     12.11 Certain Definitions................................................29
     12.12 Remedies Not Exclusive.............................................29
     12.13 Gender and Number..................................................29


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                            ASSET TRANSFER AGREEMENT
                            ------------------------


     THIS ASSET TRANSFER AGREEMENT (this "Agreement") dated as of
_______________, 2004, by and among Union Electric Company d/b/a AmerenUE, a Missouri corporation ("Transferor"), Central Illinois Public Service Company d/b/a AmerenCIPS, an Illinois corporation ("Transferee"), and Ameren Corporation, a Missouri corporation ("Parent").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, Parent owns 100% of the common stock of each of Transferor and Transferee; and

     WHEREAS, Transferor is a public utility company as defined in Section 3-105 of the Illinois Public Utilities Act (220 ILCS 5/3-105) and is a public utility as defined in Section 386.020 of the Missouri Public Service Commission Law (ss.386.020 RSMo 2000) and presently operates as a vertically integrated electric generation, transmission and distribution company and as a natural gas distribution company in the States of Illinois and Missouri; and

     WHEREAS, Transferor owns and operates electric transmission and distribution facilities and natural gas distribution facilities located in the State of Illinois, which Facilities (as hereinafter defined) are more fully described in Sections 1.1(c) and 1.1(d) hereof, for use in its business of transmitting and distributing electricity and gas (the "Business"); and

     WHEREAS, Transferor desires to transfer to (1) Parent, by way of an in kind dividend, a portion of, and (2) to Transferee, the remaining portion of, substantially all of its assets, properties, rights and interests that are used in or related to the Business that is conducted at the Facilities and located in the State of Illinois; and

     WHEREAS, Parent desires to contribute that portion of the Business and Facilities received by it to Transferee and Transferee desires to accept from Parent and acquire from Transferor, upon the terms and subject to the conditions hereinafter set forth, in the aggregate substantially all of such assets, properties, rights and interests of Transferor that are used in or related to the Business that is conducted at the Facilities; and

     WHEREAS, Transferee desires to execute and deliver to Transferor a subordinated promissory note in exchange for that portion of the Facilities and Business transferred directly to Transferee from Transferor.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration had and received, Parent, Transferee and Transferor, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:


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                         ARTICLE I. TRANSFER OF ASSETS
                         -----------------------------

     1.1 Identification of Assets. Immediately prior to the Closing (as defined in Section 4.1), Transferor shall identify in reasonable detail all of the assets, properties, rights and interests owned, used, occupied or held by or for the benefit of Transferor that are used in or related to the operation of the Business at the Facilities, as the same are expected to exist as of the Closing Date (as defined in Section 4.1) and as shall be more fully described in a schedule to be delivered by Transferor to Parent and Transferee or its authorized representatives at the Closing (the "Schedule"), which Schedule shall specifically enumerate such assets, properties and rights, including, without limitation, the following:

         (a) Inventory. All inventory, including inventories of products, work-in-process, finished goods, raw materials, natural gas storage, fuel stock, fuel supplies and parts, which is located at the Facilities and used in the Business (collectively, "Inventory");

         (b) Fixed Assets. All tangible personal property, plant and equipment including, without limitation, buildings, structures, substations, transmission lines, distribution facilities, pipelines, fixtures, machinery and equipment, maintenance machinery and equipment, vehicles and rolling stock, office furniture and office equipment, other furnishings, leasehold improvements and construction-in-process, which is located at the Facilities and used in the Business, including without limitation plant materials and operating supplies located at the Alton storeroom and truck stock recorded in Account (as defined in Section 12.11) 154 (collectively, the "Fixed Assets");

         (c) Real Property. (i) The real property rights and interests owned by Transferor and used in or relating to the operation of the Business in the State of Illinois, (ii) any easements, rights of way or other interests in real property necessary for the operation of the Business in Illinois, (iii) all buildings, structures, and leasehold improvements located at the Facilities and all appurtenances relating thereto, and (iv) all fixtures, machinery, apparatus or equipment affixed to said Facilities, including, without limitation, all of the electrical, heating, plumbing, air conditioning, air compression and all other systems located on said premises, and all other structures, fences and improvements (collectively, the "Real Property");

         (d) Leased Property. All rights and interests under the lease or license agreements (the "Lease Agreements") that relate to the Business that is conducted in the State of Illinois (the premises subject to the Lease Agreements being hereinafter collectively referred to as the "Leased Property" and the premises that comprise the Leased Property and the Real Property being hereinafter collectively referred to as the "Facilities" or the "Property"; provided, however, that in no event shall "Facilities" or "Property" be deemed to include any rights or interests outside the State of Illinois);

         (e) Intellectual Property Rights. Any and all intellectual property owned or possessed by Transferor and relating to the Business that is conducted at the Facilities including without limitation, copyrights, trade secrets, trademarks and patents;

         (f) Business Records. All books and records that relate to the Business that is conducted at the Facilities, including, without limitation, all files, invoices, forms, accounts, correspondence, production records, technical,


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accounting, manufacturing and procedural manuals, employment records, studies, reports or summaries relating to any Environmental Requirements (as defined in Section 5.1(e)), and other books and records relating to the operation of any of the Acquired Assets (as defined in this Section 1.1) or other assets or properties associated with the Business that is conducted at the Facilities, and any confidential information which has been reduced to writing or other tangible medium relating to or arising out of the Business that is conducted at the Facilities (collectively, the "Business Records");

         (g) Contracts. Subject to Sections 1.4(b) and 1.5, all rights, benefits and interests of Transferor in and to all licenses, leases, contracts, agreements, commitments and undertakings relating to the Business that is conducted at the Facilities (collectively, the "Contracts");

         (h) Permits. All licenses, permits, approvals, variances, waivers or consents (collectively, the "Permits"), to the extent transferable, issued by any foreign, United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (collectively, "Governmental Authorities") and used in or necessary to the operation of the Business that is conducted at the Facilities;

         (i) Insurance. All rights, claims and benefits of Transferor in, to or under all insurance policies maintained by Transferor for the Business that is conducted at the Facilities or for the Acquired Assets;

         (j) Rolling Stock and Vehicles. All vehicles and rolling stock used in the Business that is conduced at the Facilities and that is included as part of Fixed Assets;

         (k) Petty Cash. All petty cash maintained at the East St. Louis, Illinois office of Transferor (the "Petty Cash");

         (l) Accounts Receivable. All accounts receivable of Illinois electric and gas customers recorded in Account 142 (the "Accounts Receivable");

         (m) Uncollectible Accounts. The provision for uncollectible accounts associated with the Accounts Receivable;

         (n) Accrued Revenues. Accrued Illinois electric and gas revenues for services not billed at the time of the transfer contemplated hereby, which are recorded in Account 173;

         (o) Environmental Cleanup. Amounts collected for environmental cleanup that are recorded in Account 186; and

         (p) Customer Deposits. Customer deposits related to Illinois electric customers that are recorded in Account 235.

         (q) Miscellaneous. Except for the Retained Assets (as defined in
Section 1.4), all other assets, properties, rights and interests of Transferor otherwise employed in or related to the operation of the Business at the Facilities, of every kind, nature and description, whether tangible or intangible, real, personal or mixed, located in the State of Illinois, all of


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which are to be transferred, conveyed, assigned, contributed and delivered to
Transferee at the Closing pursuant to this Agreement.

All of the assets, properties, rights and interests owned, used, occupied or held by or for the benefit of the Transferor in the operation of the Business at the Facilities, which are to be dividended, sold, transferred, conveyed, assigned and delivered by Transferor at the Closing as contemplated herein, including without limitation, those described in clauses (a) through (q) above, but excluding the Retained Assets, are referred to herein collectively as the "Acquired Assets."

     1.2 Dividend and Transfer of Assets. At the Closing, Transferor shall:
         -------------------------------

         (a) transfer, convey, assign and deliver and pay to Parent by way of an in kind dividend on its common stock, declared pursuant to a duly adopted resolution of its Board of Directors, of that portion of the Acquired Assets designated on the Schedule as subject to such dividend (the "Dividend Assets"); and

         (b) transfer, convey, assign, contribute and deliver to Transferee that portion of the Acquired Assets designated on the Schedule as subject to such transfer (the "Transferred Assets").

The Dividend Assets and the Transferred Assets shall, in the aggregate, consist of all the Acquired Assets. The parties agree that the Dividend Assets will constitute a percentage, based on book value, of all the Acquired Assets and the Transferred Assets will constitute all of the remainder of the Acquired Assets. The percentage of Dividend Assets will be determined by Parent immediately prior to the Closing.

     1.3 Contribution of Assets. At the Closing, immediately after receipt of the Dividend Assets pursuant to Transferor's dividend referred to in Section 1.2 hereof, Parent shall transfer, convey, assign, and deliver to Transferee by way of a contribution to capital all of the Dividend Assets.

     1.4 Retained Assets. Anything in Sections 1.1 through 1.3 to the contrary notwithstanding, the following assets (collectively, the "Retained Assets") shall be retained by Transferor, and neither Parent nor Transferee shall in any way be construed to have acquired (or to be obligated to acquire) any interest whatsoever in any of the following, any of which may be more particularly described on the Schedule:

         (a) Designated Assets. Any of the assets, properties, rights and/or interests, owned, used, occupied or held by or for the benefit of Transferor in the operation of the Business (other than the operation of the Business at the Facilities); provided, however, that anything in this Agreement to the contrary notwithstanding, the Retained Assets shall include the Venice and Keokuk electric generating plants and associated electric transmission facilities, together with minor amounts of miscellaneous property to ensure the smooth operation of Transferor's electric system;

         (b) Non-Assigned Contracts. All of the rights and interests, and all of the liabilities and obligations, of Transferor in, under or pursuant to any


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license, lease, contract, agreement, commitment or undertaking entered into in connection with, or otherwise relating to, the operation of the Business (other than the operation of the Business at the Facilities) (collectively, the "Non-Assigned Contracts");

         (c) Employee Plan Assets. The rights of Transferor or Parent under, and any funds and property held in trust or any other funding vehicle pursuant to, any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other bonus, stock option, stock appreciation, stock purchase, severance, termination, lay-off, leave of absence, disability, workers' compensation, pension, profit sharing, retirement, vacation or holiday pay, insurance, deferred compensation or other employee or welfare benefit plan, agreement or arrangement of Transferor or Parent applicable to past, present or future employees employed in connection with the Business (collectively, "Employee Plans");

         (d) Corporate Records. Transferor's minute books, stock books, stock ledger and corporate seal and all other books and records relating to the Business of the Transferor;

         (e) This Agreement. All of Transferor's rights, claims and interests under this Agreement and any agreement executed in connection herewith;

         (f) Third Party Actions. All of Transferor's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Business that is conducted at the Facilities to the extent such rights, claims or causes of action arise in connection with the discharge by Transferor of the Retained Liabilities (as defined in Section 2.2);

         (g) Subsidiaries. The capital stock of any of Transferor's direct or indirect, wholly or partially owned, subsidiaries and their respective assets, properties and businesses;

         (h) Cash and Cash Equivalents. Except for the Petty Cash, any cash or cash equivalent of, owned, or held by, Transferor;

         (i) Discontinued Operations. All assets, properties, rights and interests in, under or to agreements, instruments or contracts relating to businesses, operations or assets that immediately prior to the Closing have been
(i) closed, wound up or otherwise terminated or (ii) ceased to be held or used in connection with Transferor's businesses or operations, including the Business that is conducted at the Facilities; and

         (j) Miscellaneous. Those other certain assets, properties, rights and interests described on the Schedule.

     1.5 Assignability and Consents.
         --------------------------

         (a) Required Consents. Transferor shall deliver to Parent and Transferee or their authorized representatives, at or prior to the Closing, a list of (i) Acquired Assets, including Contracts, Permits and Lease Agreements (but excluding leases of office equipment involving future payments of less than $500,000 in the aggregate), that are non-assignable or non-transferable or cannot be subleased to Transferee without the consent of some other individual,


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partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or Governmental Authority (collectively, "Person") and (ii) approvals of Governmental Authorities, including the Illinois Commerce Commission (the "ICC"), the Missouri Public Service Commission, the Federal Energy Regulatory Commission, the Securities and Exchange Commission and the Federal Communications Commission that are required for the consummation of the transactions contemplated by this Agreement. Transferor has commenced and shall continue to take, or cause to be taken by others, all necessary actions required to obtain or satisfy, at the earliest practicable date, all consents, novations, approvals, authorizations, requirements (including filing and registration requirements), waivers and agreements ("Consents") from any Persons necessary to authorize, approve or permit the full and complete conveyance, assignment, sublease or transfer of the Acquired Assets, and to consummate and make effective the transactions contemplated by this Agreement and to continue such efforts as may be required after the Closing Date to facilitate the full and expeditious transfer of legal title, or the sublease, as the case may be, of the Acquired Assets.

         (b) Nonassignable Items. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an Agreement to sell, convey, assign, sublease or transfer any Acquired Assets, including Contracts, Permits and Lease Agreements, if an attempted conveyance, assignment, sublease or transfer thereof, without the Consent of another party thereto or a Governmental Authority would constitute a breach of, or in any way affect the rights of Transferor or Transferee with respect to such Acquired Asset ("Nonassignable Items"). Transferor shall use its best efforts and Transferee shall cooperate in all reasonable respects with Transferor to obtain and satisfy all Consents and to resolve all impracticalities of conveyance, assignment, sublease or transfer necessary to convey to Transferee all Nonassignable Items.

                            ARTICLE II. LIABILITIES
                            -----------------------

     2.1 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Transferee shall assume, at the Closing and effective as of the Closing Date, and shall thereafter pay, perform and discharge as and when due the following, and only the following, liabilities and obligations of Transferor (collectively, the "Assumed Liabilities"):

         (a) Balance Sheet. All liabilities and obligations of Transferor as set forth on the unaudited balance sheet (the "Balance Sheet") relating to the Business that is conducted at the Facilities prepared by Transferor as of the Closing or other appropriate date determined by the parties (the "Balance Sheet Date"), including without limitation any indebtedness to be assumed by Transferee (the "Assumed Indebtedness"), less payments thereon or discharges thereof prior to the Closing Date;

         (b) Trade Payables. All liabilities and obligations of Transferor relating to the Business that is conducted at the Facilities that constitute trade payables due to suppliers as payment for Inventory included in the Acquired Assets and incurred by Transferor in the ordinary and normal course of business at the Balance Sheet Date (in transactions in the ordinary and normal course) and consistent with past practice and the representations, warranties, covenants, obligations and agreements set forth in this Agreement;


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         (c) Contracts. All liabilities and obligations of Transferor arising under the terms of the Contracts other than contracts that constitute Non-Assigned Contracts but only to the extent such liabilities and obligations arise or accrue after the Closing Date in the ordinary and normal course and consistent with the representations, warranties, covenants, obligations and agreements set forth in this Agreement; provided, however, that Transferee shall not assume or be responsible for any such liabilities or obligations which arise from breaches thereof or defaults thereunder by Transferor, all of which liabilities and obligations shall constitute Retained Liabilities;

         (d) Liabilities and Obligations. All liabilities and obligations of Transferor relating to environmental permits, variances or orders issued by local, state or federal governmental authorities that relate to the Business that is conducted at the Facilities;

         (e) Litigation. All liabilities and obligations relating to any litigation, action, suit, claim, notice of violation, investigation, inquiry or proceeding (collectively "Claims") instituted hereafter, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business that is conducted at the Facilities as operated by Transferee or any of its Affiliates (as defined in Section 12.11) (or any of their respective predecessors-in-interest) after the date hereof, or the ownership, possession, use, operation, sale or other disposition after the Closing Date of any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time after the Closing Date, with the Business that is conducted at the Facilities); and

         (f) Environmental Liabilities. All liabilities and obligations relating to the Business or the Acquired Assets (or any other assets, properties, rights or interests associated, at any time after the Closing Date, with the Business or the Acquired Assets), based in whole or in part on events or conditions occurring or existing after the Closing Date and connected with, arising out of or relating to Hazardous Materials, Environmental Requirements or Environmental Damages (all as defined in Section 5.1(e)), (the "Assumed Environmental Liabilities"); provided, however, that the Assumed Environmental Liabilities shall also include (i) the environmental cleanup liability at the Alton Town Gas Site that is recorded in Account 253 and (ii) any liabilities and obligations relating to the Business or the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business or the Acquired Assets), based in whole or in part on events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to Hazardous Materials, Environmental Requirements or Environmental Damages, if and to the extent that such liabilities and obligations are covered by Transferor's existing ICC-approved electric and gas environmental adjustment clause riders in effect immediately prior to the Closing.

         (g) Accounts Payable. Accounts payable for the amount of natural gas purchased for resale but not yet paid that are recorded in Account 232.

         (h) Accrued Payroll. Accrued payroll payables that are recorded in Account 232.

         (i) Vacation Liability. Accrued vacation liabilities for electric and gas employees that are recorded in Account 242.


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         (j) Customer Liabilities. All liabilities and obligations relating to the Business or the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to or following the Closing Date, with the Business or the Acquired Assets), based in whole or in part on events or conditions occurring or existing prior to or following the Closing Date and connected with, arising out of or relating to any disputes for services rendered or goods manufactured that are instituted or maintained by or in the right of any customer, including without limitation, product warranty Claims and product liability Claims, and Claims for refunds, returns, personal injury and property damages.

         (k) Taxes. All liabilities and obligations relating to the Business or the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to or following the Closing Date, with the Business or the Acquired Assets), whether due or becoming due and whether based on or arising out of events prior or subsequent to the Closing Date, relating to the payment of franchise fees, gross receipts or utility Taxes (as hereinafter defined) of any kind (the "Assumed Tax Liabilities").

     2.2 Retained Liabilities. Except to the extent transferred to Transferee as an Assumed Liability pursuant to Section 2.1, including without limitation with respect to Assumed Environmental Liabilities, Transferor shall retain, and Transferee shall not assume, or be responsible for or liable with respect to, any liabilities or obligations of, Transferor, or otherwise relating to the Business, whether or not of, associated with, or arising from, any of the Acquired Assets, and whether fixed, contingent or otherwise, known or unknown (collectively referred to hereinafter as the "Retained Liabilities"), including, without limitation, the following:

         (a) Pre-Closing. All liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or other disposition prior to the Closing Date of any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);

         (b) Liabilities Relating to the Transfer of Acquired Assets. All liabilities and obligations of Transferor or any of its Affiliates except Transferee, or their respective directors, officers, shareholders or agents, arising out of, or relating to, this Agreement or the transactions contemplated hereby, whether incurred prior to, at, or subsequent to the Closing Date;

         (c) Employee-Related Liabilities. All liabilities and obligations to any persons at any time employed by Transferor or its Affiliates except Transferee or their respective predecessors-in-interest in the Business or otherwise, at any time or to any such person's spouses, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such persons' employment with Transferor or its Affiliates except Transferee or their respective predecessors-in-interest, whenever such claims mature or are asserted, including, without limitation, all liabilities and obligations arising
(i) under any Employee Plans, (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing or immigration and naturalization Laws (as hereinafter defined), (iii) under any collective bargaining Laws, agreements or arrangements, or (iv) in connection with any workers' compensation or any other employee health, accident, disability or safety claims. For purposes of this Agreement, the term "Laws" shall mean any statutes, laws, rules, regulations, orders, ordinances, codes and decrees of Governmental Authorities;

         (d) Litigation. All liabilities and obligations relating to any Claims pending on the date hereof, or instituted hereafter, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business as operated by Transferor or any of its Affiliates (or any of their respective predecessors-in-interest) except Transferee, or the ownership, possession, use, operation, sale or other disposition prior to the Closing Date of any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);

         (e) Product, Environmental and Safety Liability. All liabilities and obligations relating to the Business or the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business or the Acquired Assets), based in whole or in part on events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to (i) any dispute for services rendered or goods manufactured, including, without limitation, product warranty Claims and product liability Claims, and Claims for refunds, returns, personal injury and property damage, (ii) Hazardous Materials, Environmental Requirements or Environmental Damages other than liabilities or obligations that constitute Assumed Environmental Liabilities (the "Non-Assumed Environmental Liabilities"),
(iii) Claims relating to employee health and safety, including Claims for injury, sickness, disease or death of any Person, or (iv) compliance with any Laws relating to any of the foregoing;

         (f) Taxes. Except for the Assumed Tax Liabilities, all liabilities and obligations of Transferor or any of its Affiliates (or any of their respective predecessors-in-interest) for any Taxes due or becoming due by reason of (i) the conduct of the Business, or (ii) the ownership, possession, use, operation, purchase, acquisition, sale or disposition, of any of the Acquired Assets, including, without limitation, (i) Taxes attributable to the sale of electricity and employee withholding tax obligations; (ii) Taxes imposed on, or accruing as a result of the transfer of the Acquired Assets; and (iii) Taxes attributable to, or resulting from, recapture of depreciation, other tax benefit items, or otherwise arising from the transactions contemplated by this Agreement. For purposes of this Agreement, the term "Tax" or "Taxes" means all net income, gross income, gross receipts, sales, use, ad valorem, personal property, real property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits, taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, including without limitation, any assessment which Transferor may have had the option to pay in installment payments over a period of time which extends beyond the Closing Date, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign); and

         (g) Liabilities Relating to Retained Assets. All liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any and all assets, properties, rights and interests which are not being acquired by Transferee hereunder, including, without limitation, the Retained Assets.

                       ARTICLE III. TRANSFER AND EXCHANGE
                       ----------------------------------

     3.1 Payment. (a) In full consideration for the transfer of the Transferred Assets, but subject to the adjustment, if any, required by Section 3.2, at the Closing, Transferee shall deliver to Transferor a subordinated promissory note in the form of Exhibit 3.1 hereto (the "Transferee Note") in an amount equal to the book value of the Transferred Assets determined as provided herein.

         (b) No amount shall be paid to Parent in connection with the contribution by Parent of the Dividend Assets.

     3.2 Prorations. (a) Transferor and Transferee shall prorate, as of the Closing Date, all real estate taxes payable with respect to the Real Property (but not including any current assessments against the Real Property which Transferor is required to have paid in full prior to the Closing Date as provided under Section 2.2(f) herein).

         (b) Transferee and Transferor shall use their reasonable best efforts to calculate all prorations. The credit that Transferee is entitled to receive from Transferor for the unpaid portion (as of the Closing Date) of the 2003 real estate taxes shall be referred to herein as the "2003 Real Estate Tax Credit," and the credit that Transferee is entitled to receive from Transferor for the 2000 real estate taxes owed for the period during which Transferor owned the Real Property during the year 2004 shall be referred to herein as the "2004 Real Estate Tax Credit."

                              ARTICLE IV. CLOSING
                              -------------------

     4.1 General. As used in this Agreement, the "Closing" shall mean the time at which Transferor consummates the assignment, transfer and delivery of the Acquired Assets to Transferee and Parent and Parent consummates the assignment, transfer and delivery of the Dividend Assets to Transferee as provided herein by the execution and delivery by Transferor and Parent of the documents and instruments referred to in Sections 4.2 and 4.4 against delivery by Transferee of the documents and payments provided in Sections 3.1 and 4.3, and delivery by Transferor, Transferee and the other Persons referred to herein of the additional documents referred to in Section 4.5. In the absence of a prior termination of this Agreement by one of the parties in accordance with Article X, the Closing shall take place at the offices of the Parent, One Ameren Plaza, 1901 Chouteau Avenue, St. Louis, Missouri at 8:00 a.m. on , 2004, or at such other time and place and on such other day as shall be mutually agreed upon in writing by the parties hereto (the "Closing Date"). Legal title, equitable title and risk of loss with respect to the Acquired Assets shall not pass to Transferee until the Acquired Assets are transferred at the Closing, which transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of the Closing Date.

     4.2 Documents to be Delivered by Transferor. At the Closing, Transferor shall deliver to Transferee and Parent (unless otherwise agreed to by the parties):

         (a) Copies of (i) the resolutions of the Boards of Directors of Transferor authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) Transferor's Articles of Incorporation, and (iii) Transferor's Bylaws, all certified by the respective corporate

Secretaries or Assistant Secretaries of Transferor to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

     4.3 Instruments transferring the Transferred Assets to Transferee and the Dividend Assets to Parent, in each case, free and clear of any and all liens, equities, Claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions (including, in the case of real property, rights of way, use restrictions, and other variances, reservations or limitations of any nature) or encumbrances whatsoever (collectively, "Liens");

     4.4 Copies of all Consents to the transfer, assignment or sublease to Transferee or Parent of each Acquired Asset that requires such Consent, including, without limitation, orders or approvals of the regulatory bodies referred to in Sections 1.5, 5.1(f) and 9.3 hereof;

     4.5 The Officer's Certificate (as defined in Section 6.1(e)) required by Sections 6.1(e) and 6.3(e);

     4.6 Special Warranty Deeds (the "Deeds") in recordable form and in form and substance satisfactory to Parent and Transferee conveying the Real Property to Transferee or Parent as the case may be, free and clear of all Liens whatsoever except for Permitted Liens (as defined in Section 5.1(c));

     4.7 Releases, including, without limitation, termination statements under the Uniform Commercial Code (the "UCC") of any financing statements filed against any Acquired Assets, evidencing discharge, removal and termination of all Liens to which the Acquired Assets are subject (other than Liens relating to Assumed Indebtedness) in connection with any indebtedness described to be discharged by Closing, which releases shall be effective at or prior to the Closing;

     4.8 A Non-Foreign Person Affidavit as required by Section 1445 of the Internal Revenue Code of 1986, as amended (a "FIRPTA Affidavit"); and

     4.9 Such other deeds, endorsements, assignments, affidavits and other good and sufficient instruments of assignment, conveyance and transfer in form and substance satisfactory to Transferee, as are required to effectively vest in Transferee or Parent, as the case may be, good and marketable title in and to all of the Acquired Assets, free and clear of any and all Liens other than Permitted Liens.

     4.10 Documents to be Delivered by Transferee. At the Closing, Transferee shall deliver to Transferor and Parent, as applicable (unless otherwise agreed to by the parties):

         (a) A copy of (i) the resolutions of the Board of Directors of Transferee authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) Transferee's Articles of Incorporation, and (iii) Transferee's Bylaws, all certified by the Secretary or an Assistant Secretary of Transferee to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

     4.11 The Officer's Certificate required by Sections 6.2(e) and 6.3(e);

     4.12 The Transferee Note to Transferor, duly executed on behalf of Transferee, and in substantially the form attached hereto as Exhibit 3.1; and

     4.13 An instrument of assumption of the Assumed Liabilities.

     4.14 Documents to be Delivered by Parent. At the Closing, Parent shall deliver to Transferee and Transferor, as applicable (unless otherwise agreed to by the parties):

         (a) Copies of (i) the resolutions of the Board of Directors of Parent authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, (ii) Parent's Articles of Incorporation, and
(iii) Parent's Bylaws, all certified by the respective corporate Secretaries or Assistant Secretaries of Parent to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

         (b) Instruments transferring the Dividend Assets to Transferee free and clear of any and all Liens;

         (c) Copies of all Consents to the transfer, assignment or sublease to Transferee of each Dividend Asset that requires such Consent, including, without limitation, orders or approvals of the regulatory bodies referred to in Sections 1.5, 5.1(f) and 9.3 hereof;

         (d) The Officer's Certificate required by Sections 6.1(e) and 6.2(e);

         (e) Deeds in recordable form and in form and substance satisfactory to Transferee conveying the Real Property to Transferee, free and clear of all Liens whatsoever except for Permitted Liens;

         (f) Releases, including, without limitation, termination statements under the UCC of any financing statements filed against any Dividend Assets, evidencing discharge, removal and termination of all Liens to which the Dividend Assets are subject (other than Liens relating to Assumed Indebtedness) in connection with any indebtedness described to be discharged by Closing, which releases shall be effective at or prior to the Closing;

         (g) FIRPTA Affidavit; and

         (h) Such other deeds, endorsements, assignments, affidavits, and other good and sufficient instruments of assignment, conveyance and transfer in form and substance satisfactory to Transferee, as are required to effectively vest in Transferee good and marketable title in and to all of the Dividend Assets, free and clear of any and all Liens other than Permitted Liens.

     4.15 Documents to be Delivered by Transferee and Transferor. At the Closing, Transferee and Transferor shall execute and deliver:

         (a) Easement Agreements from Transferee to Transferor for each Real Property conveyed by Transferor to Transferee in a form and substance satisfactory to Transferor; and

         (b) An assignment of all of Transferor's right, title and interest to the Leased Property and assumption of all obligations relating to the same free and clear of all Liens whatsoever except for the Permitted Liens and otherwise in form and substance satisfactory to Transferor and Transferee.

     4.16 Post Closing. (a) Within 60 days after the Closing Date, Transferor shall deliver to Transferee the Balance Sheet as of the Balance Sheet Date referred to in Section 2.1(a);

         (b) Transferee shall calculate the 2003 Real Estate Tax Credit and the 2004 Real Estate Credit promptly after the relevant tax bills have been received and shall deliver such calculation to Transferor. Transferee shall be entitled to deduct an amount equal to the 2003 Real Estate Tax Credit and 2004 Real Estate Tax Credit from amounts owed to Transferor under the Transferee Note. Transferor will, at the request of Transferee, give Transferee a receipt evidencing payment on the Transferee Note equal to such credits; and

         (c) Promptly upon delivery of the Balance Sheet referred to in Section 4.6(a) the principal amount of and amortization schedule of the Transferee Note shall be adjusted, to the extent necessary, to reflect the actual net depreciated book value of the Transferred Assets as of the Balance Sheet Date. The Transferee shall execute and deliver a revised Transferee Note as may be necessary to reflect any such change.

                   ARTICLE V. REPRESENTATIONS AND WARRANTIES
                   -----------------------------------------

     5.1 Representations and Warranties of Transferor. Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the Schedule, Transferor hereby represents and warrants to Transferee (it being understood that for purposes of this Article V, the portion of the Acquired Assets comprising the Dividend Assets will first be dividended to Parent and then contributed to Transferee) that:

         (a) Organization and Standing; Power and Authority. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has full corporate power and authority to operate the Business, to own or lease the Acquired Assets, to carry on its Business as now being conducted, and to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement and all other agreements and instruments executed and delivered or to be executed and delivered by Transferor in connection herewith (collectively, the "Transaction Documents") have been, or upon execution thereof will be, duly executed and delivered by Transferor, as the case may be. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by the Board of Directors of Transferor, and constitute the valid and binding obligations of Transferor, enforceable in accordance with their respective terms.

         (b) Conflicts; Defaults. Neither the execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Transferor, nor the performance by Transferor of the transactions contemplated hereby or thereby, will (i) violate, conflict with, or constitute a default under, any of the terms of Transferor's Articles of Incorporation or By-Laws, or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including, without limitation, the Contracts, or any order, judgment or decree, relating to the Business or the Acquired Assets, or by which Transferor or the Acquired Assets are bound, (ii) result in the creation or imposition of any Liens or Claims in favor of any third Person or entity upon any of the Acquired Assets, (iii) violate any Law, statute, judgment, decree, order, rule or regulation of any Governmental Authority, (iv) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens or Claims, (v) constitute an event which, after notice or lapse of time or otherwise would create, or cause to be exercisable or enforceable, any option, agreement or right of any kind to purchase any of the Acquired Assets. Except as otherwise provided herein or in the Schedule, no consent, novation, approval, filing or authorization will be required to be obtained or satisfied for the continued performance by Transferee following the Closing of any contract, agreement, commitment or undertaking included in the Acquired Assets. Transferor is not in violation of or in default under its Articles of Incorporation or Bylaws, or any provision of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including without limitation, the Contracts, or any order, judgment or decree, relating to the Business or the Acquired Assets, or by which Transferor or the Acquired Assets is bound, or in the payment of any of Transferor's monetary obligations or debts relating to the Business, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation or default.

         (c) Acquired Assets; Title to the Acquired Assets. Except for the Retained Assets, the Acquired Assets are the only assets, properties, rights and interests used by Transferor in connection with the Business that is conducted at the Facilities. The Acquired Assets to be conveyed to Transferee under this Agreement constitute all of the assets, properties, rights and interests necessary to conduct the Business at the Facilities in substantially the same manner as conducted by Transferor prior to the date of this Agreement. Transferor has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use and transfer to Transferee, each of the Acquired Assets, and the Acquired Assets are free and clear of all Liens and Claims of any kind or nature whatsoever, except for Permitted Liens. The consummation of the transactions contemplated by this Agreement (including, without limitation, the transfer or assignment of the Acquired Assets, and all rights and interests therein, to Transferee as contemplated herein) will not adversely affect such title or rights, or any terms of the applicable agreements (whether written or oral) evidencing, creating or granting such title or rights. None of the Acquired Assets are subject to, or held under, any lease, mortgage, security agreement, conditional sales contract or other title retention agreement, or are other than in the sole possession and under the sole control of Transferor except as otherwise provided herein. Transferor has the right under valid and existing leases to occupy, use or control all properties and assets leased by it and included in the Acquired Assets. The delivery to Transferee of the instruments of transfer of ownership contemplated by this Agreement will vest good, marketable and exclusive title (as to all Acquired Assets owned by Transferor) or full right to possess and use (as to all Acquired Assets not owned by Transferor) to the Acquired Assets in Transferee, free and clear of all Liens and Claims of any kind or nature whatsoever, except for (i) current real estate Taxes or governmental charges or levies which are a Lien but not yet due and payable, (ii) Liens disclosed as securing specified liabilities on the Balance Sheet with respect to which no default exists, (iii) Liens otherwise disclosed herein or in the Schedule and (iv) minor imperfections of title, if any, none of which are substantial in amount, or materially detract from the value or impair the use of the property subject thereto or the operation of the Business at the Facilities and which have arisen only in the ordinary and normal course of business consistent with past practice (the Liens described in clauses (i), (ii), (iii) and (iv) being collectively referred to herein as "Permitted Liens").

         (d) Contracts. Transferor has delivered to Transferee or its authorized representatives a complete list or description of each material Contract.

         (e) Environmental and Safety Compliance.

                  (i) General. Transferee agrees that, except as expressly contained in this Agreement, no representations by or on behalf of Transferor have been made as to the condition of the Property and Fixed Assets, any restrictions related to the development of the Property and Fixed Assets, the applicability of any governmental requirements pertaining to the Property and Fixed Assets, or the suitability of the Property and Fixed Assets for any purpose whatsoever. Transferor agrees to assign, transfer or otherwise convey all environmental permits and licenses to Transferee and to take all necessary steps with the appropriate governmental authorities to effectuate such transfers. Transferor has delivered to Transferee list of all applicable permits that are used in the operation of the Business at the Facilities.

                  (ii) Definitions.

                       (A) For purposes of this Agreement, the term "Hazardous Material" means any substance:

                             (1)  the presence of which requires investigation
                                   or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or

                             (2)   which is or has been identified as a
                                   potential "hazardous waste," "hazardous
                                   substance," pollutant or contaminant under any federal, applicable state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental

                                   Response, Compensation and Liability Act (42
                                   U.S.C.ss.ss.9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C.ss.ss.6901 et seq.); or

                             (3)   which is toxic, explosive, corrosive,
                                   flammable, infectious, radioactive,
                                   carcinogenic, mutagenic, reactive, or
                                   otherwise hazardous and has been identified as regulated by any Governmental Authority.

                       (B) For purposes of this Agreement, the term "Environmental Requirements" means all applicable Laws, Permits and similar items of all Governmental Authorities and all applicable judicial, administrative, and regulatory judgments, decrees, orders, writs or injunctions relating to the protection of human health or the environment, including, without limitation:

                             (1) All requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials;

                             (2) All requirements pertaining to the protection of the health and safety of employees or the public; and

                             (3)   All other limitations, restrictions,
                                   conditions, standards, prohibitions,
                                   obligations, schedules and timetables
                                   contained therein or in any notice or demand letter issued, entered, promulgated or approved thereunder.

                       (C) For purposes of this Agreement, the term "Environmental Damages" means any and all Liabilities (as defined in Section 11.1) which are incurred at any time as a result of the existence prior to Closing of Hazardous Material upon, about, beneath the Property or migrating or threatening to migrate to or from the Property, or the existence of a violation of Environmental Requirements pertaining to the Property, regardless of whether the existence of such Hazardous Material or the violation of Environmental Requirements arose prior to the present ownership or operation of the Property, and including without limitation:

                             (1) Damages for personal injury, or injury to property or natural resources occurring upon or off of the Property, foreseeable or unforeseeable, including, without limitation, lost profits, consequential damages, the cost of demolition and rebuilding of any improvements on real property, interest and penalties;

                             (2) Fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of such Hazardous Materials or violation of Environmental Requirements including, but not limited to, the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any Governmental Authority, or reasonably necessary to make full economic use of the Property or any other property in a manner consistent with its intended use or otherwise expended in connection with such conditions, and including without limitation any attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder;

                             (3) Liability to any third Person or Governmental Authority to indemnify such Person or Governmental Authority for costs expended in connection with the items referenced in of
                                   Section 11.2(b); and

                             (4) Diminution of the value of the Property, and damages for the loss of business and restriction on the use of or adverse impact on the marketing of rentable or usable space or of any amenity of the Property.

         (f) Approvals. Transferor has delivered to Transferee or its authorized representatives a list of all Consents that must be obtained or satisfied by Transferor for the consummation of the transactions contemplated by this Agreement, including, without limitation, all Consents that must be obtained pursuant to Section 1.5(a). All Consents prescribed by any Law, or any contract, agreement, commitment or undertaking, and which must be obtained or satisfied by Transferor for the consummation of the transactions contemplated by this Agreement, or for the continued performance by them of their rights and obligations thereunder, have been, or shall by the Closing have been, made, obtained and satisfied.

         (g) Real Property. Transferor has delivered to Transferee or its authorized representatives a true, correct and complete list of all instruments and agreements creating any interest or right in real property relating to the Business that is conducted at the Facilities (including all easements, buildings, structures, fixtures and improvements). True, correct and complete copies of the instruments and agreements identified in such list have been delivered to Transferee or its authorized representatives. Each such instrument and agreement is in full force and effect and is a legal, binding and enforceable obligation of the parties thereto and no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute a default or breach thereunder. Transferor has the right to quiet enjoyment of all real property subject to Lease Agreements under any such instruments, for the full term of each such Lease Agreement and any renewal option related thereto. There has been no disturbance of or challenge to the Transferor's quiet possession under each such Lease Agreement, and no leasehold or other interest of Transferor in such real property is subject to or subordinate to any Liens except Permitted Liens. Neither the whole nor any portion of any real property leased or occupied by Transferor has been condemned, requisitioned or otherwise taken by any Governmental Authority, and, to the best of Transferor's knowledge, no such condemnation, requisition or taking is threatened or contemplated. All buildings, structures, fixtures and appurtenances comprising part of the Real Properties of Transferor are in good condition and have been well maintained, normal wear and tear excepted, and there are no material physical or mechanical defects of the Real Property which would interfere with the ongoing operations of the Business as currently conducted at the Facilities. All water, sewer, gas and drainage facilities required by the present use and operation of the Real Property by Transferor are installed to the property lines of the Real Property, are all connected and operating pursuant to valid permits, and are adequate to service the Real Property in accordance with the present use and operation of the Real Property by Transferor. The Real Property complies with all applicable Laws and insurance requirements and all zoning, building and other requirements relating to the use or occupancy of all or any portion of the Real Property. There are no pending, or to the best of Transferor's knowledge, contemplated zoning changes, variances or special zoning agreements affecting or which might affect the Real Property.

         (h) Lease Agreements. Each of the Lease Agreements described in Section 1.1(d) has not been modified, altered, terminated or revoked, and is in full force and effect. Transferor, as the present tenant under each Lease Agreement, is not in default under, or in breach of, any of the terms of each Lease Agreement, and there are no existing facts or conditions which could give rise to any such breach or default, or any claim against Transferor, under each Lease Agreement. Each of the present lessors under each respective Lease Agreement is not in default thereunder, or in breach thereof, and there are no existing facts or conditions which could give rise to any such breach or default, or any claim against each lessor under each respective Lease Agreement.

     5.2 Representations and Warranties of Transferee. Transferee represents and warrants to Transferor and Parent that:

         (a) Organization and Standing; Corporate Power and Authority. Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has full corporate power and authority to make and perform this Agreement, and to perform the transactions contemplated by this Agreement. This Agreement and all other agreements and instruments executed and delivered by Transferee in connection herewith have been duly executed and delivered by Transferee. This Agreement and the transactions and the Transaction Documents have been duly approved by the Board of Directors of Transferee (approval of Transferee's shareholders not being required), and constitute the valid and binding obligations of Transferee, enforceable in accordance with their respective terms.

         (b) Conflicts; Defaults. Neither the execution and delivery of this Agreement by Transferee, nor the performance of its obligations hereunder, will conflict with or constitute a default under any of the terms of Transferee's Articles of Incorporation, as amended, or Bylaws.

     5.3 Representations and Warranties of Parent. Subject only to those exceptions and qualifications listed and described (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate) on the Schedule, Parent hereby represents and warrants to Transferee (it being understood that for purposes of this Article V, the portion of the Acquired Assets comprising the Dividend Assets will first be dividended to Parent and then contributed to Transferee) that:

         (a) Organization and Standing; Power and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has full corporate power and authority to carry on its business as now being conducted, and to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement and all other agreements and instruments executed and delivered or to be executed and delivered by Parent in connection herewith have been, or upon execution thereof will be, duly executed and delivered by Parent, as the case may be. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by the Board of Directors of Parent, and constitute the valid and binding obligations of Parent, enforceable in accordance with their respective terms.

         (b) Conflicts; Defaults. Neither the execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Parent, nor the performance by Parent of the transactions contemplated hereby or thereby, will (i) violate, conflict with, or constitute a default under, any of the terms of Parent's Articles of Incorporation or By-Laws, or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including, without limitation, the Contracts, or any order, judgment or decree, relating to the Business or the Acquired Assets, or by which Parent or the Dividend Assets are bound, (ii) result in the creation or imposition of any Liens or Claims in favor of any third Person or entity upon any of the Dividend Assets, (iii) violate any Law, statute, judgment, decree, order, rule or regulation of any Governmental Authority, (iv) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens or Claims, (v) constitute an event which, after notice or lapse of time or otherwise would create, or cause to be exercisable or enforceable, any option, agreement or right of any kind to purchase any of the Dividend Assets. Except as otherwise provided herein or in the Schedule, no consent, novation, approval, filing or authorization will be required to be obtained or satisfied for the continued performance by Transferee following the Closing of any contract, agreement, commitment or undertaking included in the Dividend Assets.

         (c) Dividend Assets; Title to the Dividend Assets. Parent will immediately transfer to Transferee all Dividend Assets received by Parent from Transferor. The consummation of the transactions contemplated by this Agreement (including, without limitation, the transfer or assignment of the Dividend Assets, and all rights and interests therein, to Transferee as contemplated herein) will not adversely affect such title or rights, or any terms of the applicable agreements (whether written or oral) evidencing, creating or granting such title or rights. The delivery to Transferee of the instruments of transfer of ownership contemplated by this Agreement will vest good, marketable and exclusive title (as to all Dividend Assets owned by Parent) or full right to possess and use (as to all Dividend Assets not owned by Parent) to the Dividend Assets in Transferee, free and clear of all Liens and Claims of any kind or nature whatsoever, except for Permitted Liens.

         (d) Approvals. Parent has delivered to Transferee or its authorized representatives a list of all Consents that must be obtained or satisfied by Parent for the consummation of the transactions contemplated by this Agreement, including, without limitation, all Consents that must be obtained pursuant to
Section 1.5(a). All Consents prescribed by any Law, or any contract, agreement, commitment or undertaking, and which must be obtained or satisfied by Parent for the consummation of the transactions contemplated by this Agreement, or for the continued performance by them of their rights and obligations thereunder, have been, or shall by the Closing have been, made, obtained and satisfied.

                       ARTICLE VI. CONDITIONS TO CLOSING
                       ---------------------------------

     6.1 Conditions to Transferee's Obligations. The obligation of Transferee to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Transferee except for the conditions set forth in subsection (c) (as to Consents of Governmental Authorities) of this
Section 6.1:

         (a) Representations and Warranties. Each of the representations and warranties of Transferor and Parent made in Section 5.1 and Section 5.3, respectively, of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time.

         (b) Covenants. Each of Transferor and Parent shall have performed and complied with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

         (c) Consents. All Consents of Governmental Authorities and third parties described in Sections 1.5, 5.1(f) and 9.3 and necessary to consummate the transactions contemplated hereunder shall have been obtained and satisfied.

         (d) No Proceeding or Litigation. No litigation, action, suit, investigation, Claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

         (e) Certificate of Transferor and Parent. At the Closing, each of Transferor and Parent shall have delivered to Transferee a certificate (the "Officer's Certificate") signed by that party's President or a Vice President, and dated the Closing Date, to the effect that to the best of the knowledge of such officer the conditions specified in Sections 6.1(a), (b), (c) and (d) have been fulfilled.

         (f) Certificate; Documents. Transferor, Parent and the other Persons shall have delivered the certificates and other documents required by Sections 4.2, 4.4 and 4.5.

     6.2 Conditions to Transferor's Obligations. The obligations of Transferor to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Transferor except for the conditions set forth in subsection (c) of this Section 6.2:

         (a) Representations and Warranties. Each of the representations and warranties of Transferee and Parent made in Section 5.2 and Section 5.3, respectively, of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time.

         (b) Covenants. Transferee and Parent shall have performed and complied with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

         (c) Consents. All Consents of Governmental Authorities, including those described in Sections 1.5, 5.1(f) and 9.3, necessary to consummate the transactions contemplated hereunder shall have been obtained.

         (d) No Proceeding or Litigation. No litigation, action, suit, investigation, Claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

         (e) Certificate of Transferee and Parent. At the Closing, each of Parent and Transferee shall have delivered to Transferor an Officer's Certificate signed by the President or a Vice President of such party, and dated the Closing Date, to the effect that to the best of the knowledge of such officer the conditions specified in Sections 6.2(a), (b), (c) and (d) have been fulfilled.

         (f) Certificates; Documents. Transferee, Parent and the other Persons shall have delivered the certificates and other documents required by Sections 4.3, 4.4 and 4.5.

     6.3 Conditions to Parent's Obligations. The obligations of Parent to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent except for the conditions set forth in subsection (c) of this Section 6.3:

         (a) Representations and Warranties. Each of the representations and warranties of Transferor and Transferee made in Section 5.1 and Section 5.2, respectively, of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time.

         (b) Covenants. Transferee and Transferor shall have performed and complied with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

         (c) Consents. All Consents of Governmental Authorities, including those described in Sections 1.5, 5.1(f) and 9.3, necessary to consummate the transactions contemplated hereunder shall have been obtained.

         (d) No Proceeding or Litigation. No litigation, action, suit, investigation, Claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated.

         (e) Certificate of Transferee and Transferor. At the Closing, each of Transferor and Transferee shall have delivered to Parent an Officer's Certificate signed by the President or a Vice President of such party, and dated the Closing Date, to the effect that to the best of the knowledge of such officer the conditions specified in Sections 6.3(a), (b), (c) and (d) have been fulfilled.

         (f) Certificates; Documents. Transferee, Transferor and the other Persons shall have delivered the certificates and other documents required by Sections 4.2, 4.3 and 4.5.

                      ARTICLE VII. COVENANTS OF TRANSFEROR
                      ------------------------------------

     7.1 Conduct of Business. During the period from the date hereof through the Closing Date, Transferor shall conduct the Business at the Facilities and operate the Acquired Assets diligently and in the ordinary and normal course and consistent with past practice (including, without limitation, using its best efforts to preserve beneficial relationships between Transferor and its distributors, agents, lessors, suppliers and customers) and continue normal maintenance, marketing, advertising, distributional and promotional expenditures in connection with the Business that is conducted at the Facilities. Transferor shall engage in no transactions in connection with the Business that is conducted at the Facilities or the Acquired Assets, including transactions relating to the purchase or sale of goods, raw materials, inventories or other operating or production items, intracorporate or otherwise, with any of its Affiliates from the date hereof until the Closing other than (a) transactions approved by Transferee; or (b) transactions on terms no more favorable to Transferor or its Affiliates than would have been obtainable in arm's-length dealing.

                     ARTICLE VIII. COVENANTS OF TRANSFEREE
                     -------------------------------------

     8.1 Maintenance of, and Access to, Records. From and after the Closing, Transferee shall, whenever reasonably requested by Transferor, permit Transferor to have access to such Business Records turned over to Transferee pursuant to this Agreement as may be required by Transferor in connection with any audit or investigation by any Governmental Authority, or any matter relating to insurance coverage or third party Claims, in each such case to the extent relating to the operation of the Business at the Facilities by Transferor prior to the Closing. Transferee shall preserve and maintain the records relating to the Business that is conducted at the Facilities which are part of the Acquired Assets for at least three years after the Closing Date.

     8.2 Closing. Each of Transferee and Transferor and Parent, as applicable, shall use its best efforts to cause the conditions set forth in Sections 6.1,
6.2 and 6.3 to be satisfied by the Closing Date.

                    ARTICLE IX. CERTAIN ADDITIONAL COVENANTS
                    ----------------------------------------

     9.1 Expenses; Transfer Taxes. Each party hereto will bear the legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of this Agreement, the Transaction Documents, and the transactions contemplated hereby. All sales, transfer, recordation and documentary Taxes and fees which may be payable in connection with the transactions contemplated by this Agreement shall be borne by Transferor.

     9.2 Bulk Transfer Laws. Transferee hereby waives compliance by Transferor with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Acquired Assets to Transferee.

     9.3 Regulatory Approvals. Transferor will, and will cause its appropriate Affiliates to, and Transferee will, use, in each case, its best efforts to obtain any authorizations, consents, orders and approvals of any Governmental Authority necessary for the performance of its respective obligations pursuant to this Agreement and any of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, and will cooperate fully with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals.

     9.4 Employee Matters. Transferor shall retain all liabilities and obligations in respect of its past, present and future employees. Provided, however, that Transferee shall hire a sufficient number of non-supervisory employees to operate and maintain the Metro East operations by initially making offers of employment to Transferor's current Metro East non-supervisory workforce at no less than the wage rates, and substantially equivalent fringe benefits and terms and conditions of employment that are in effect at the time that transfer of ownership occurs and that said wage rates and substantially equivalent fringe benefits and terms and conditions of employment shall continue for at least 30 months from the time of said transfer of ownership. Transferor shall offer a transition plan to those employees who are not offered jobs by Transferee in the event that Transferee has a need for fewer workers.

                             ARTICLE X. TERMINATION
                             ----------------------

     10.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing (any such date upon which this Agreement is terminated pursuant to this Article X shall be referred to herein as the "Termination Date"):

         (a) Mutual Consent. By mutual written consent of Parent, Transferor and Transferee;

         (b) Court Order. By Transferor, Transferee or Parent if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction;

         (c) Transferee's Conditions. By Transferee, if any condition precedent to Transferee's obligation to effect the Closing as set forth in Section 6.1 is not satisfied, or shall have become incapable of fulfillment, and such condition is not waived, if waivable, by Transferee on or prior to the Termination Date; and

         (d) Transferor's Conditions. By Transferor, if any condition precedent to Transferor's obligation to effect the Closing as set forth in Section 6.2 is not satisfied, or shall have become incapable of fulfillment, and such condition is not waived, if waivable, by Transferor on or prior to the Termination Date.

         (e) Parent's Conditions. By Parent, if any condition precedent to Parent's obligation to effect the Closing as set forth in Section 6.3 is not satisfied, or shall have become incapable of fulfillment, and such condition is not waived, if waivable, by Parent on or prior to the Termination Date.

     10.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, written notice thereof shall forthwith be given to the other party and this Agreement shall thereafter become void and have no further force and effect and all further obligations of Transferor and Transferee under this Agreement shall terminate without further liability of Transferor or Transferee.

                          ARTICLE XI. INDEMNIFICATION
                          ---------------------------

     11.1 Indemnification by Transferee.
          -----------------------------

         (a) General. From and after the Closing, Transferee shall indemnify, defend and hold each of Transferor and Parent, their respective Affiliates, and their respective directors, officers, representatives, employees and agents, as the case may be, harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including, without limitation, interest, penalties, attorneys' fees to the extent permitted by law, and accounting fees and investigation costs) (collectively, "Liabilities") that may be incurred by Transferor or Parent, as the case may be, resulting or arising from or related to, or incurred in connection with: (a) the failure of Transferee to assume, pay, perform and discharge the Assumed Liabilities, and (b) any breach of any representation, warranty, covenant, obligation or agreement of Transferee contained herein or in any other Transaction Document.

         (b) Environmental Indemnification. Transferee agrees to indemnify, defend, reimburse and hold harmless Transferor and Parent, their respective Affiliates and their respective directors, officers, representatives, employees and agents, as the case may be, from and against any and all Assumed Environmental Liabilities. This obligation to indemnify shall include, but not be limited to, the expense of defending all Claims, suits and administrative proceedings (with counsel reasonably approved by the indemnified parties), even if such Claims, suits or proceedings are groundless, false or fraudulent, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified Persons; provided, however, that Transferee will be entitled to control any clean-up or remediation, and any related proceeding, and, except as provided in the following sentence, any other proceeding with respect to which indemnity may be sought under this Section. The procedures described in Section 11.3 shall apply to any Claim solely for monetary damages relating to a matter covered by this Section.

     11.2 Indemnification by Transferor.
          -----------------------------

         (a) General. From and after the Closing, Transferor shall indemnify, defend and hold Transferee and Parent, their respective Affiliates, and their respective directors, officers, representatives, employees and agents, as the case may be, harmless from and against any and all Liabilities that may be incurred by Transferee or Parent, as the case may be, resulting or arising from, related to or incurred in connection with: (i) the failure of Transferor to assume, pay, perform and discharge the Retained Liabilities and (ii) any breach of any representation, warranty, covenant, obligation or agreement of Transferor contained herein or in any other Transaction Document.

         (b) Environmental Indemnification. Transferor agrees to indemnify, defend, reimburse and hold harmless Transferee and Parent, their respective Affiliates and their respective directors, officers, representatives, employees and agents, as the case may be, from and against any and all Non-Assumed Environmental Liabilities. This obligation to indemnify shall include, but not be limited to, the expense of defending all Claims, suits and administrative proceedings (with counsel reasonably approved by the indemnified parties), even if such Claims, suits or proceedings are groundless, false or fraudulent, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified Persons; provided, however, that Transferor will be entitled to control any clean-up or remediation, and any related proceeding, and, except as provided in the following sentence, any other proceeding with respect to which indemnity may be sought under this Section. The procedures described in Section 11.3 shall apply to any Claim solely for monetary damages relating to a matter covered by this Section.

     11.3 Notice of Claim; Right to Participate in and Defend Third Party Claim.
          ---------------------------------------------------------------------

         (a) If any indemnified party receives notice of the assertion of any Claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with prompt written notice of the Third Party Claim, but in any event not later than 30 calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this Article XI, unless such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

         (b) The indemnifying party shall have the right to control the defense, compromise or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party) if the indemnifying party delivers written notice to the indemnified party within seven days following the indemnifying party's receipt of notice of the Third Party Claim from the indemnified party acknowledging its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Article XI, and establishes security in form and substance reasonably satisfactory to the indemnified party to secure the indemnifying party's obligations under this
Article XI with respect to such Third Party Claim; provided, however, that the indemnifying party shall not enter into any settlement of any Third Party Claim which would impose or create any obligation or any financial or other liability on the part of the indemnified party if such liability or obligation (i) requires more than the payment of a liquidated sum, or (ii) is not covered by the indemnification provided to the indemnified party hereunder. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party shall timely provide the indemnified party with such information with respect to such defense, compromise or settlement as the indemnified party shall request, and shall not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the indemnified party. The indemnified party shall be entitled (at the indemnified party's expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel.

         (c) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with subsection (b) of this Section 11.3, the indemnified party shall have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party shall not settle or compromise any Third Party Claim without the indemnifying party's prior written consent, unless (i) the terms of such settlement or compromise release the indemnified party or the indemnifying party from any and all liability with respect to the Third Party Claim, or (ii) the indemnifying party shall not have acknowledged its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Article XI and established security in form and substance reasonably satisfactory to the indemnified party to secure the indemnifying party's obligations under this Article XI with respect to such Third Party Claim. The indemnifying party shall be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

         (d) Any indemnifiable Claim hereunder that is not a Third Party Claim shall be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 60 days after its receipt, it shall have no further right to contest the validity of such Claim.

     11.4 Time Limitations on Claims for Indemnification. The right of Transferee, Transferor or Parent to indemnification for any breach of any representation or warranty shall apply only to those claims for indemnification which are given pursuant to this Agreement on or before the date which is five years following the Closing Date.

                           ARTICLE XII. MISCELLANEOUS
                           --------------------------

     12.1 Amendments. This Agreement may be amended only by a writing executed by each of the parties hereto.

     12.2 Entire Agreement. This Agreement and the other agreements expressly provided for herein, set forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties.

     12.3 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine.

     12.4 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) within 5 days after being sent by registered or certified mail, return receipt requested, postage prepaid,
(c) within 12 hours after being sent by telecopy, with confirmed answerback, or
(d) within 1 business day of being sent by priority delivery by established overnight courier, in each case to the address set forth below.

         If to Transferor, at:

                  Union Electric Company
                  1901 Chouteau Avenue
                  St. Louis, Missouri  63103
                  Attention:  Vice President

         If to Transferee, at:

                  Central Illinois Public Service Company
                  607 East Adams Street
                  Springfield, Illinois  62739
                  Attention:  Vice President

         If to Parent, at:

                  Ameren Corporation
                  1901 Chouteau Avenue
                  St. Louis, Missouri  63103
                  Attention:  President

Any party by written notice to the other given in accordance with this Section
12.4 may change the address or the contact to whom notices or copies thereof shall be directed.

     12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

     12.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, but no rights, obligations or liabilities hereunder shall be assignable by either party without the prior written consent of the other party.

     12.7 Waivers. Except as otherwise provided herein, Parent, Transferee or Transferor (acting on behalf of itself and its appropriate Affiliates), may waive in writing compliance by any of the other party hereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement or in any of the other Transaction Documents (except such as may be imposed by law). Any waiver by either party of any violation of, breach of, or default under, any provision of this Agreement or any of the other Transaction Documents, by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any of the other Transaction Documents.

     12.8 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person or entity other than Parent, Transferee and Transferor any rights or remedies under or by reason of this Agreement.

     12.9 Schedules, Addenda and Exhibits. The Schedule, Addenda and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

     12.10 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

     12.11 Certain Definitions. For purposes of this Agreement, (a) the term "Affiliate" shall mean any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified or, directly or indirectly, is related to or otherwise associated with any such Person or entity and (b) references to an "Account" that are followed by a three-digit number shall mean Transferor's accounting entries identified by the applicable number.

     12.12 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise. No remedy shall be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

     12.13 Gender and Number. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates.




                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                   UNION ELECTRIC COMPANY d/b/a
                                   AMEREN UE, a Missouri corporation



                                   By:
                                       ---------------------------------
                                   Print Name:
                                   Title:


                                   CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
                                   d/b/a AMEREN CIPS, an Illinois corporation


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                                   AMEREN CORPORATION, a Missouri corporation



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